CERTIFIED RESOLUTIONS


The undersigned hereby certifies that he is the duly elected Assistant Secretary of Profit Funds Investment Trust (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions, at a meeting at which all Trustees were present, on February 21, 2008:

     WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount, type, form and coverage of Federal Insurance Company Asset Protection Bond No. 81519925 (the "Fidelity Bond") and the premium charged for the Fidelity Bond; and

     WHEREAS,   the  amount  of  coverage  under  the  Fidelity  Bond  is
     $1,000,000, being greater than the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

     NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond and the premium charged for the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, approved and ratified; and

     FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust be, and they hereby are, designated as the person(s) who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

     FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.



Witness my hand this 21st day of February, 2008.


                                        /s/ Wade R. Bridge
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                                      Wade R. Bridge, Assistant Secretary